Exhibit 99.1

Iconix Brand Group Reports First Quarter 2012 Financial Results

NEW YORK, April 25, 2012 /PRNewswire/ —

•	Q1 2012 total revenue of $88.5 million and non-GAAP diluted EPS of $0.43

•	Q1 2012 EBITDA of $56.8 million and EBITDA margin of 64%

•	Q1 2012 free cash flow of $47.4 million

•	Projecting 2012 free cash flow of $174-$181 million

Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the first quarter ended March 31, 2012.

Q1 2012 Results for Iconix Brand Group, Inc.:

Total revenue for the first quarter of 2012 was approximately $88.5 million, a 4% decline as compared to approximately $92.4 million in the first quarter of 2011. EBITDA attributable to Iconix for the first quarter was approximately $56.8 million compared to $58.8 million in the prior year quarter. Free cash flow attributable to Iconix for the first quarter was approximately $47.4 million, a 3% increase as compared to the prior year quarter of approximately $45.9 million. On a non-GAAP basis, as described in the tables below, net income attributable to Iconix was $31.9 million, a 5% decline compared to the prior year quarter. Non-GAAP diluted EPS for the first quarter of 2012 was $0.43 compared to $0.45 in the prior year quarter. GAAP net income attributable to Iconix for the first quarter of 2012 was approximately $27.6 million as compared to $31.4 million in the prior year quarter and GAAP diluted EPS for the first quarter of 2012 was $0.37 compared to $0.42 in the prior year quarter.

EBITDA, free cash flow, non-GAAP net income and non-GAAP diluted EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “With the majority of our portfolio performing well in the U.S. and our continued expansion into new geographies, we believe our Company remains strong and is well positioned for growth in 2013 and beyond. Although we see some challenges in the short term, we remain positive on the long-term as we continue to execute an exciting and extremely profitable business model with a diversified portfolio and strong foundation. With our strong balance sheet and significant cash flow we plan to continue to execute on our share repurchase program as well as remain focused on acquisitions to deliver additional value to our shareholders.”

2012 Guidance for Iconix Brand Group, Inc.:

The Company is revising its full year 2012 guidance as follows;

•	2012 revenue guidance is being revised to $340-$350 million from $370-$385 million.

•	2012 non-GAAP diluted EPS guidance is being revised to $1.65-$1.74 from $1.77-$1.84

•	2012 GAAP diluted EPS guidance is being revised to $1.48-$1.57 from $1.62-$1.69.

•	2012 free cash flow guidance is being revised to $174-$181 million from $187-$194 million.

The 2012 guidance revision is primarily related to the continued softness of the men’s brands, specifically Rocawear, Ecko and Ed Hardy, and certain international initiatives that the Company no longer expects to complete in 2012.

The Company is still waiting on government approval for its joint venture in India and therefore the transaction did not close in the first quarter as expected. If it had closed, it would have contributed $5-6 million in revenue or $0.04-$0.05 in EPS. However, the Company believes this is purely a timing issue and expects the deal to close in the second quarter.

This guidance relates to the existing portfolio of brands and does not include any additional acquisitions.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including CANDIE’S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), LONDON FOG (R), MOSSIMO (R), OCEAN PACIFIC (R), OP (R), DANSKIN (R), DANSKIN NOW (R) ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R) and SHARPER IMAGE (R). In addition, Iconix owns an interest in the ARTFUL DODGER (R), ED HARDY (R), ECKO (R), MARC ECKO (R), MATERIAL GIRL (TM), TRUTH OR DARE (TM) and PEANUTS (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company’s acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company’s licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company’s SEC filings. The words “believe”, “anticipate”, “estimate”, “expect”, “confident”, “continue”, “will”, “project”, “provide” “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information:

Jaime Sheinheit

Investor Relations

Iconix Brand Group

212.730.0030

Unaudited Condensed Consolidated Income Statements

(in thousands, except earnings per share data)

	Three Months Ended Mar. 31,
	2012	2011

Licensing and other revenue	$88,451	$92,356

Selling, general and administrative expenses	30,899	32,005
Expenses related to specific litigation	—	47

Operating income	57,552	60,304

Interest and other expense, net	13,128	9,335

Equity earnings on joint ventures	(1,298)	(621)

Other expenses – net	11,830	8,714

Income before income taxes	45,722	51,590

Provision for income taxes	14,843	16,464

Net income	$30,879	$35,126

Less: Net income attributable to non-controlling interest	3,280	3,694

Net income attributable to Iconix Brand Group, Inc.	$27,599	$31,432

Earnings per share:
Basic	$0.38	$0.43

Diluted	$0.37	$0.42

Weighted average number of common shares outstanding:
Basic	72,302	72,768

Diluted	74,605	75,370

Selected Balance Sheet Items:	(Unaudited)
(in thousands)	3/31/2012	12/31/2011

Total Assets	$2,160,847	$2,161,303
Total Liabilities	$869,339	$867,727
Total Stockholders’ Equity	$1,291,508	$1,293,576

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP and include reconciliations related to the adoption of ASC Topic 470 as it relates to accounting for convertible debt.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

(in thousands, except per share data)

	(Unaudited)
	Three months ended
Net income reconciliation	Mar. 31, 2012	Mar. 31, 2011
Non-GAAP net income (1)	$31,938	$33,743

GAAP net income	$27,599	$31,432

Adjustments:
Non-cash interest related to ASC Topic 470	6,672	3,522
Taxes related to above item	(2,333)	(1,211)

Net adjustments	4,339	2,311

Non-GAAP net income	$31,938	$33,743

	(Unaudited)
	Three months ended
Diluted EPS reconciliation	Mar. 31, 2012	Mar. 31, 2011
Non-GAAP diluted EPS (1)	$0.43	$0.45

GAAP diluted EPS	$0.37	$0.42

Adjustments for non-cash interest related to ASC 470, net of tax	$0.06	$0.03

Non-GAAP diluted EPS	$0.43	$0.45

Forecasted Diluted EPS	Year Ending Dec. 31 2012
	High*	Low*

Forecasted Non-GAAP diluted EPS (1)	$1.74	$1.65

Forecasted GAAP diluted EPS	$1.57	$1.48

Adjustments for non-cash interest related to ASC 470 and non-cash non-recurring gains and charges, net of tax	$0.16	$0.16

Forecasted Non-GAAP Diluted EPS	$1.74	$1.65

(1)	Non-GAAP net income and non-GAAP diluted EPS are non-GAAP financial measures which represent net income excluding any non-cash interest related to the adoption of ASC Topic 470 and non-cash non-recurring gains and charges, net of tax. The Company believes these are useful financial measures in evaluating its financial condition because they are representative of only actual cash results.
*	May not add due to rounding.

	(Unaudited)
	Three months ended
(in thousands)	Mar. 31, 2012	Mar. 31, 2011

EBITDA (2)	$56,772	$58,793

Reconciliation of EBITDA:

Net Income	$27,599	$31,432

Add: Income taxes	14,843	16,464

Add: Net interest expense	12,595	8,598

Add: Depreciation and amortization of certain intangibles	1,735	2,299

EBITDA	$56,772	$58,793

(2)	EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, other non-operating gains and losses, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures

	(Unaudited)
	Three months ended
(in thousands)	Mar. 31, 2012	Mar. 31, 2011

Free Cash Flow (3)	$47,447	$45,926

Reconciliation of Free Cash Flow:
Net Income	$27,599	$31,432
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense and net equity earnings from certain joint ventures.	20,085	16,307

Less: Capital expenditures	(237)	(1,813)

Free Cash Flow	$47,447	$45,926

(in thousands)	Year Ending Dec. 31, 2012
	High	Low

Forecasted Free Cash Flow (3)	$181,000	$174,000

Reconciliation of Forecasted Free Cash Flow:
Net Income	$112,500	$105,500
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures and non-cash gains/losses from sale of trademarks and re-measurement of investments	71,000	71,000

Less: Capital expenditures	(2,500)	(2,500)

Forecasted Free Cash Flow	$181,000	$174,000

(3)	Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash gains/losses from sale of trademarks and re-measurement of investments, less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.